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                                                                    EXHIBIT 10.1

               EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT


        This Employment Separation and General Release Agreement (this "Separation Agreement") is entered into this 19th day of June 2007, by and between Wendy Burden, an individual ("Executive"), and Pacific Sunwear of California, Inc., a California corporation (the "Company").

        WHEREAS, Executive has been employed as the Chief Operating Officer for the Company; and

        WHEREAS, Executive and the Company mutually agreed to terminate Executive's employment relationship with the Company effective on June 8, 2007 (the "Separation Date") upon the terms set forth herein;

        NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Company agree as follows:

        I. RESIGNATION. Executive's employment by the Company terminated on the Separation Date. Executive hereby confirms that she resigned as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates effective as of the Separation Date and that she currently holds no such position with the Company or any of its affiliates. The Company confirms that it and each of its affiliates accepted such resignation effective as of the Separation Date. Executive acknowledges and agrees that she has received all amounts owed for her regular and usual salary (including, but not limited to, any severance (other than the Severance Benefit expressly provided for in, and subject to the terms of, this Separation Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company after the Separation Date shall be determined under this Separation Agreement.

        II. SEVERANCE.

                (a) Subject to Sections II(b) and II(c) below, the Company shall pay as severance pay to Executive ("Severance Benefit") twelve payments of Forty Six Thousand One Hundred Sixty Three Dollars ($46,163) per payment, less in each case standard withholding and authorized deductions, with the first such payment being made in June 2007 and a subsequent payment being made in each of the next eleven calendar months thereafter (ending with the payment in May 2008). In addition, the Company shall pay or reimburse Executive's costs for outplacement services under the Company's outplacement program with Challenger, Gray and Christmas incurred during the twelve (12) month period following the Separation Date up to a maximum of $15,000.

                (b) Notwithstanding the foregoing, for a period of twelve (12) months following the Separation Date (the "Mitigation Period"), Executive shall have the affirmative duty to take reasonable efforts to seek other employment in which Executive is reasonably qualified or otherwise to mitigate Executive's right to any and all portions of the Severance Benefit. In the event the Company believes Executive has breached her agreement to seek other employment in which Executive is reasonably qualified or otherwise to mitigate Executive's


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right to any and all portions of the Severance Benefit, the Company agrees that it will notify Executive in writing (with such notice to be given in accordance with the notice provisions of this Separation Agreement) of such belief not less than fourteen (14) days prior to the Company's termination of any payments otherwise due to Executive pursuant to this Separation Agreement. Any money or other valuable consideration earned or otherwise received by Executive or credited to Executive's account (whether presently or on a deferred basis) from the provision of services (whether as an employee, independent contractor, consultant, advisor, or otherwise) during the Mitigation Period shall be offset against and serve to decrease any amounts of the Severance Benefit previously paid or payable to Executive under Section II(a). Executive agrees to notify the Company in writing immediately upon receiving or earning any such money or other valuable consideration. In addition, and without limiting the foregoing, the Company's obligation to pay the Severance Benefit (or any portion thereof, as applicable) is subject to the condition precedent that Executive shall have complied with the restrictive covenants set forth in Section VII hereof. The Company shall have no obligation to pay the Severance Benefit at any time after a breach by Executive of any covenant set forth in Section VII. Notwithstanding the foregoing provisions of this Section II(b), however, in no event shall the amount of the Severance Benefit actually paid by the Company to Executive be less than Ten Thousand Dollars ($10,000) in the aggregate, regardless of any breach by Executive of the foregoing, which amount the parties agree is good and sufficient consideration for the Release and other obligations of Executive under this Separation Agreement.

                (c) The Company's obligation to pay the Severance Benefit (or any portion thereof, as applicable) is further subject to the condition precedent that Executive shall not have revoked the Release set forth in Section III hereof pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to pay the Severance Benefit to Executive unless and until the Release becomes irrevocable by Executive under the Age Discrimination in Employment Act of 1967.

        III. RELEASE. Executive, on behalf of herself, her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a "Claim"), which she now owns or holds or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive's service as an officer, director, employee, member or manager of any Releasee, Executive's separation from her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality



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of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the
Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability (the "Release"); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive's employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys' fees to the extent otherwise provided) that Executive may in the future incur with respect to her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA; or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that she has received any and all leave and other benefits that she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

        IV. 1542 WAIVER. It is the intention of Executive in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

                       "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
               WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Executive acknowledges that she may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject



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matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that she understands the significance and consequences of the foregoing Release and such specific waiver of SECTION 1542.

        V. ADEA WAIVER. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, she is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), which have arisen on or before the date of execution of this Separation Agreement. Executive further expressly acknowledges and agrees that:

                (d) In return for this Separation Agreement, she will receive consideration beyond that which she was already entitled to receive before entering into this Separation Agreement;

                (e) She is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

                (f) She was given a copy of this Separation Agreement on June 8, 2007 and informed that she had twenty-one (21) days within which to consider the Separation Agreement and that if she wished to execute this Separation Agreement prior to expiration of such 21-day period, she should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

                (g) Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

                (h) She was informed that she has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises her right of revocation, neither the Company nor Executive will have any obligations under this Separation Agreement.

        VI. NO TRANSFERRED CLAIMS. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.



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        VII. RESTRICTIVE COVENANTS.

                A. ANTI-SOLICITATION. Executive promises and agrees that, for a period of one (1) year following the Separation Date, she will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its subsidiaries, either directly or indirectly, to divert their business from the Company or any of its subsidiaries to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary.

                B. SOLICITATION OF EMPLOYEES. Executive promises and agrees that, for a period of one (1) year following the Separation Date, she will not directly or indirectly solicit any employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary.

                C. CONFIDENTIALITY. Executive promises and agrees that she will not at any time after the Separation Date, unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than the Company and any of its subsidiaries or affiliates), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or subsidiary or affiliate, as applicable) or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that, to the extent she has not already done so, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or any subsidiary or affiliate of the Company. Executive further agrees that she has not retained and will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any subsidiary or affiliate of the Company; provided, however, that Executive may retain her rolodex, address books, information relating to her compensation or relating to reimbursement of expenses, documents relating to her participation in employee benefit plans or programs of the Company or any of its subsidiaries, any agreement between Executive and the Company or a subsidiary relating to her employment with the Company or a subsidiary, and other personal property provided that such items do not contain any confidential information of the Company or a subsidiary.

                D. INJUNCTIVE RELIEF. Executive expressly agrees that the Company will or would suffer irreparable injury if she were to breach any of the provisions of this Section VII and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting her from engaging in conduct which violates any of the provisions of this Section VII.



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        VIII. MISCELLANEOUS

                A. SUCCESSORS.

                (i) This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. However, should Executive become permanently disabled and be unable to work during the Mitigation Period or should Executive die during the Mitigation Period, then, so long as Executive had not theretofore breached her obligations under this Separation Agreement, the Company agrees to pay any then remaining balance of the Severance Benefit to Executive, her heirs or her estate, as applicable, as if Executive had continued to affirmatively seek other employment for the duration of the Mitigation Period (subject, in the case of a permanent disability of Executive, to Executive's continued compliance with the restrictive covenants set forth in Section VII).

                (ii) This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company's assets, or to which the Company assigns this Separation Agreement by operation of law or otherwise.

                B. WAIVER. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                C. MODIFICATION. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

                D. COMPLETE AGREEMENT. This Separation Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the Company's rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Executive was a party or otherwise bound are not integrated into this Agreement and such rights of the Company shall continue in effect.

                E. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then



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only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.

                F. GOVERNING LAW. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

                G. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult, and have consulted, with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that she has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so, and has had the benefit of such counsel.

                H. NOTICES. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

                (a)     if to the Company:

                        Pacific Sunwear of California, Inc.
                        Attention: Lead Outside Director
                        3450 East Miraloma Avenue
                        Anaheim, California 92806

                                with copies to:

                                Pacific Sunwear of California, Inc.
                                Attention: Chief Financial Officer
                                3450 East Miraloma Avenue
                                Anaheim, California 92806

                                and

                                O'Melveny & Myers LLP
                                Attention: Jeffrey W. Walbridge, Esq.
                                610 Newport Center Drive, Suite 1700
                                Newport Beach, California 92660



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                (b)     if to Executive:

                        At the address on file with the Company

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

                I. COUNTERPARTS. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                J. ARBITRATION. Any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment or the termination thereof, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure Section 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Separation Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Executive's employment. The parties agree that (i) the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee, in connection with any proceeding to enforce the terms of this Separation Agreement, and (ii) the Arbitrator shall have discretion, if the Arbitrator determines it to be appropriate, to award reasonable attorneys' fees and costs to the party prevailing in any such proceeding.

                K. NUMBER AND GENDER. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

                L. HEADINGS. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.



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                M. TAXES. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

                  [Remainder of page intentionally left blank.]



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                I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

                EXECUTED this 19th day of June 2007, at Orange County,
California.

                                        "EXECUTIVE"


                                        /s/ Wendy Burden
                                        ----------------------------------------
                                        Wendy Burden



                EXECUTED this 19th day of June 2007, at Orange County,
California.

                                        "COMPANY"

                                        Pacific Sunwear of California, Inc.,
                                        a California corporation


                                        /s/ Caroline Kenyon
                                        ----------------------------------------
                                        By:  Caroline Kenyon
                                        Its: Vice President of Human Resources



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                                    EXHIBIT A

                           ACKNOWLEDGEMENT AND WAIVER


                I, Wendy Burden, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

                I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

                EXECUTED this 19th day of June 2007, at Orange County,
California.



                                        /s/ Wendy Burden
                                        ----------------------------------------
                                        Wendy Burden




                                      C-1